UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 25, 2012

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

300 Holiday Square Blvd., Covington, Louisiana	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2012, Frank J. Bell II, age 58 was appointed President of Global Sales and Marketing of Globalstar, Inc. effective October 1, 2012. Mr. Bell has over 25 years of sales and strategic management experience with a number of wireless industry companies. He served as General Manager at MetroPCS from 2001 to 2005 and prior to that was Area Vice President for Sprint PCS. Most recently he served as the President and COO of PR Wireless and President of Wireless Consulting Services, Inc. from 2006 to 2012.

There are no family relationships among Mr. Bell and any director or executive officer of the Company, and he has no direct or indirect material interest in any transactions with the Company.

The principal terms of Mr. Bell’s employment are as follows: annualized base salary of $250,000; eligible to receive annual cash bonus upon the achievement of performance criteria approved by the Board or its Compensation Committee; and time and performance- based options to purchase Globalstar common stock.

Mr. Bell is subject to a 12-month noncompetition restriction and is obligated to assign to the Company any intellectual property related to Globalstar’s present or anticipated business developed during his employment. Mr. Bell will be eligible to participate in all benefit plans and programs that are generally available to Globalstar senior executive officers, such as employee life, health and disability insurance and 401(k) plan participation.

Mr. Bell’s employment is at-will. If the Company terminates Mr. Bell’s employment without Cause or as a result of a Change in Control, he will be entitled to 90 days’ salary and 12 months of health insurance coverage. If the Company terminates Mr. Bell’s employment without Cause and within two years following a Change of Control, he will be entitled to the following severance and benefits: (i) 12 monthly installment payments of his then-current base salary plus pro rata portion of most recent annual bonus; and (ii) 12 months of health insurance coverage.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR. INC.

/s/ James Monroe III
James Monroe III
Chairman and Chief Executive Officer

Date: October 1, 2012

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